EXHIBIT 99.1

Edible Garden Reports Record Year-Over-Year Revenue Growthof 41.4% for Second Quarter of 2023

Prudent Use of Capital Generates Results: Gross Profit Climbs 168%

High Level of Consistent Execution Key Differentiator for the Company

Reaffirms Target of Positive Quarterly Cash Flow from Operations before Year-End

Conference Call to Be Held Today at 8:00 AM ET.

BELVIDERE, NJ, August 10, 2023,— Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three months ended June 30, 2023.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, stated, "We are excited to report record year-over-year revenue growth of 41.4% for the second quarter of 2023. Edible Garden has always stood out for its consistently high level of execution, a feature that sets the Company apart from our competition. During times when other companies in our industry are struggling, often contracting or even going out of business, Edible Garden continues to expand its reach and gain market share. Edible Garden has regularly executed at levels that surpass those of our competitors. Our order-fill rates across all retailers and distribution partners regularly exceed industry averages, illustrating our commitment to outstanding service. By continually exceeding our retail partner's expectations, we believe this level of performance firmly establishes the Company as a strong, reliable provider of sustainably grown produce. This has enabled the Company to build its distribution to include the largest names in retail across the country. We believe that retailers that are already a part of our distribution network, as well as prospective retail customers, increasingly view Edible Garden as a reliable and trustworthy partner and are seeking out opportunities to strengthen, or initiate, distribution relationships with the Company.”

“During the second quarter of 2023, the Company began implementing a deliberate strategy to focus our efforts and reallocate resources toward more lucrative customer and partner relationships.  We saw results from this strategy shift, almost immediately, as our gross profit increased by 168% compared to the same quarter in 2022. Moreover, with the launch of Edible Garden Heartland in April 2023, we anticipate even further positive impacts on our margins. We attribute this improvement to the expanded growing capacity provided by Edible Garden Heartland, enabling us to decrease dependence on third-party providers and shift previously outsourced production in-house, actions that we expect will result in higher margins for the Company. It is our belief that the facility's potential to support up to $20 million in annualized revenue presents us with the opportunity to vertically integrate our Midwest production capabilities, further enhancing our operational efficiency.  In addition, the Company is experiencing growth across all segments of our business including leafy greens, floral, alternative proteins, and Pulp Flavors, which has begun scaling and building inventory for a near-term retail introduction.”

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"Furthermore, in the second quarter of 2023, in response to the rising demand for our potted herbs and their suitability for our consumers' home gardens, Edible Garden broadened the distribution of Garden Starters to all Wakefern/Shoprite retail locations across the Northeast. This move follows the introduction of Garden Starters at Meijer retail locations in the Midwest just before Mother's Day. With 35% of American households cultivating some of their own food, Edible Garden's sustainably produced herbs and produce have become favored selections among consumers aiming to enhance the flavor of their meals. By positioning potted herbs in the same supermarket section as the cut herbs and sustainably grown produce that our customers frequently buy, we have increased accessibility and convenience for those interested in adding Edible Garden potted herbs into their home gardens.”

"Additionally, we broadened our relationship with Walmart to offer an expanded selection of Edible Garden’s SKUs at their Northeast locations and began distribution to their East South Central U.S. retail stores. Walmart, the world's largest retailer of fresh produce, has steadily been one of our most significant customers, and our relationship extends beyond merely supplying produce. Edible Garden is an active participant in Walmart's Project Gigaton, an initiative launched in 2017 with the goal of engaging suppliers, NGOs, and other stakeholders to reduce or eliminate one billion metric tons of greenhouse gases in the global value chain by 2030. The Company has also been honored as a Project Gigaton 'Giga Guru,' reflecting our unwavering dedication to our Zero-Waste Inspired® mission and our leadership in the Controlled Environment Agriculture (CEA) sector. We are confident that this expanded distribution relationship with Walmart will positively impact our revenue and cash flow in 2023 and subsequent years."

"In July, the Company unveiled GreenThumb 2.0, the latest iteration of our sophisticated greenhouse management system, taking a significant step forward in automation technology. This enhanced system greatly improves our dynamic forecasting abilities, utilizing real-time data with increased efficiency. This more precise predictive capacity is targeted to foresee our distribution partners' requirements more accurately and adjust our growing strategies accordingly, factoring in year-over-year patterns, sales momentum, and seasonal variations. A noteworthy upgrade in GreenThumb 2.0 is the implementation of a real-time inventory system that carefully monitors all raw materials, work-in-progress, and finished products, allowing us to examine our costs for each component involved in plant growth with a greater level of detail. We believe that this granularity will be instrumental in managing our expenses."

“The various initiatives undertaken by the Company since early 2023 are beginning to be reflected in our financial results.  Our record revenue for the second quarter, along with the increase in gross profit and profit margins, suggests that our strategy is working. We believe that continued execution of our strategic plan will enable us to achieve our target of positive cash flow on a quarterly basis before the year's end."

Financial results for the three months ended June 30, 2023

For the quarter ended June 30, 2023, revenue totaled $4.2 million, an increase of 41.4% compared to $3.0 million for the three months ended June 30, 2022. The 41.7% increase in the herbs, produce and floral business was primarily due to the Edible Garden Heartland facility commencing shipping at the beginning of the quarter and the 39.3% increase in alternative plant-based supplements revenue resulted from an additional flavor SKU ordered by a customer for every store in their chain.

Cost of goods sold was $3.7 million for the three months ended June 30, 2023, compared to $2.8 million for the three months ended June 30, 2022. The increase was primarily due to additional labor and materials required to grow the products sold into the retail channel.

Selling, general and administrative expenses were $2.4 million for the three months ended June 30, 2023, a decrease of 12.9% compared to $2.7 million for the three months ended June 30, 2022.  The decrease was primarily driven by a decrease in compensation and benefits expense that was partially offset by the costs incurred as it relates to the ramping up and operation of Edible Garden Heartland which was acquired in August 2022.

Net loss was $638,000, or ($0.24) per share, for the three months ended June 30, 2023, compared to a net loss of $4.8 million, or ($20.44) per share, for the three months ended June 30, 2022.

The complete financial results for the quarter ended June 30, 2023, are available in the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission and is available at: www.sec.gov.

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Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free 877-545-0523 for U.S. callers or +1 973-528-0016 for international callers and using entry code: 155937. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/48869 or on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations.

A webcast replay will also be available on the Company’s Investors section of the website at https://ediblegardenag.com/presentations/. A telephone replay of the call will be available approximately one hour following the call, through Thursday, August 24, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 48869.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in locally grown, organic and sustainable produce and products including  organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US No’s.: US 11,158,006 B1 and US 11,410,249 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict including with respect to the Company’s growth strategies, the Company’s financial performance, the Company’s expansion into new distribution networks, the Company’s dependence on growers, and performance as a public company. The words “anticipate,” “believe,” “continue,” “expect,” “foresee,” "opportunity," “prospective,” “potential,” “seeking,” “strategy,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions, the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Act Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022. Actual results might differ materially from those explicit or implicit in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)

	June 30, 2023 (unaudited)	December 31, 2022

ASSETS

Current assets:
Cash	$1,368	$110
Accounts receivable, net	2,672	1,105
Inventory	482	586
Prepaid expenses and other current assets	177	62
Total current assets	4,699	1,863

Property, equipment and leasehold improvements, net	4,929	4,891
Intangible assets, net	48	50
Other assets	117	161

TOTAL ASSETS	$9,793	$6,965

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$1,528	$2,787
Short-term debt, net of discounts	374	2,042

Total current liabilities	1,902	4,829

Long-term liabilities:
Long-term debt, net of discounts	4,231	4,282
Long-term lease liabilities	-	34

Total long-term liabilities	4,231	4,316

Total liabilities	6,133	9,145

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 10,000,000 shares authorized, 2,827,082 and 362,716 shares outstanding as of June 30, 2023 and December 31, 2022, respectively (1))	-	-
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of June 30, 2023 and December 31, 2022)	-	-
Additional paid-in capital	27,249	17,892
Accumulated deficit	(23,589)	(20,072)

Total stockholders’ equity (deficit)	3,660	(2,180)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,793	$6,965

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EDIBLE GARDEN AG, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$4,221	$2,985	$6,676	$5,722
Cost of goods sold	3,668	2,779	6,148	5,611

Gross profit	553	206	528	111

Selling, general and administrative expenses	2,380	2,733	5,071	4,340

Loss from operations	(1,827)	(2,527)	(4,543)	(4,229)

Other income (expenses)
Interest expense, net	(44)	(1,234)	(277)	(1,737)
Gain (Loss) from extinguishment of debt	-	(826)	70	(826)
Employee retention credit	1,233	-	1,233	-
Other income / (loss)	-	(189)	-	(590)
Total other income (expenses)	1,189	(2,249)	1,026	(3,153)

NET LOSS	$(638)	$(4,776)	$(3,517)	$(7,382)

Net Income / (Loss) per common share - basic and diluted	$(0.24)	$(20.44)	$(1.78)	$(36.64)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	2,641,485	233,617	1,975,907	201,461

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